Exhibit 99.1

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2012 and 2011

and for the years ended December 31, 2012, 2011 and 2010

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of National Public Finance Guarantee Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, changes in shareholder’s equity and cash flows present fairly, in all material respects, the financial position of National Public Finance Guarantee Corporation and its subsidiaries (the “Company”) as of December 31, 2012 and 2011 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company has not written any meaningful new business since 2009 and has material receivables from related parties.

/s/ PricewaterhouseCoopers LLP

New York, NY

February 27, 2013

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share amounts)

	December 31, 2012	December 31, 2011
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $2,335,832 and $1,811,171)	$2,425,240	$1,863,877
Investments carried at fair value	190,321	164,610
Investments pledged as collateral, at fair value (amortized cost $487,880 and $1,371,670)	501,873	1,426,413
Short-term investments held as available-for-sale, at fair value (amortized cost $175,763 and $598,117)	176,015	599,094
Other investments (amortized cost of $8,662 and $9,376)	16,216	14,867

Total investments	3,309,665	4,068,861
Cash and cash equivalents	265,409	137,170
Securities purchased under agreements to resell	480,500	1,335,000
Secured loan to an affiliate	1,651,408	1,130,000
Accrued investment income	54,465	40,254
Deferred acquisition costs	400,970	504,591
Premiums receivable	254,363	288,214
Insurance loss recoverable	248,925	150,143
Property and equipment at cost (less accumulated depreciation of $9,725 and $6,082)	61,719	61,035
Receivable for investments sold	16,457	1,517
Current income taxes	—	7,198
Other assets	10,031	14,573

Total assets	$6,753,912	$7,738,556

Liabilities and shareholder’s equity
Liabilities:
Unearned premium revenue	$1,928,351	$2,442,794
Loss and loss adjustment expense reserves	151,892	161,937
Securities sold under agreements to repurchase	480,500	1,335,000
Current income taxes	16,418	—
Deferred income taxes, net	232,165	237,539
Payable for investments purchased	49,893	3,039
Derivative liabilities	7,336	8,513
Other liabilities	11,653	16,471

Total liabilities	2,878,208	4,205,293

Commitments and contingencies (See Note 14)
Equity:
Common stock, par value $30 per share; authorized, issued and outstanding shares—500,000 shares	15,000	15,000
Additional paid-in capital	2,341,599	2,363,164
Retained earnings	1,441,992	1,073,775
Accumulated other comprehensive income (loss), net of tax of $36,598 and $37,698	67,967	70,519

Total shareholder’s equity	3,866,558	3,522,458
Noncontrolling interest	9,146	10,805

Total equity	3,875,704	3,533,263

Total liabilities and equity	$6,753,912	$7,738,556

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended December 31,
	2012	2011	2010
Revenues:
Premiums earned:
Scheduled premiums earned	$217,932	$276,396	$333,688
Refunding premiums earned	257,823	147,566	91,162

Premiums earned (net of ceded premiums of $1, $3 and $3)	475,755	423,962	424,850
Net investment income	217,551	215,485	230,239
Fees, reimbursements and other	6,465	8,359	21,863
Change in fair value of insured derivatives:
Realized gains and other settlements on insured derivatives	1,124	1,859	481
Unrealized gains (losses) on insured derivatives	53	(119)	(13)

Net change in fair value of insured derivatives	1,177	1,740	468
Net gains (losses) on financial instruments at fair value and foreign exchange	120,678	96,838	54,643
Other net realized gains (losses)	—	—	(10,325)

Total revenues	821,626	746,384	721,738
Expenses:
Losses and loss adjustment	21,194	3,725	72,522
Amortization of deferred acquisition costs	102,692	90,775	81,467
Operating	145,059	77,319	63,769
Interest expense	24	—	—
Goodwill impairment loss	—	31,371	—

Total expenses	268,969	203,190	217,758

Income before income taxes	552,657	543,194	503,980
Provision for income taxes	183,873	166,993	140,664

Net income	368,784	376,201	363,316
Net income attributable to noncontrolling interest	567	422	—

Net income available to common shareholder	$368,217	$375,779	$363,316

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Years Ended December 31,
	2012	2011	2010
Net income	$368,784	$376,201	$363,316
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on available-for-sale securities:
Unrealized holding gains (losses) arising during the period, net of tax of $16,252, $37,960, and $31,487	29,673	70,810	(58,280)
Less: Reclassification adjustments for (gains) losses included in net income, net of tax of $17,352, $22,941, and $3,207	(32,225)	42,605	5,956

Unrealized gains (losses) on available-for-sale securities, net	(2,552)	113,415	(52,324)

Total other comprehensive income (loss), net of tax	(2,552)	113,415	(52,324)

Comprehensive income (loss)	366,232	489,616	310,992
Less: comprehensive (income) loss attributable to noncontrolling interest	(567)	(422)	—

Comprehensive income attributable to common shareholder	$365,665	$489,194	$310,992

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY

For The Years Ended December 31, 2012, 2011 and 2010

(In thousands except share amounts)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity	Noncontrolling Interest	Total Equity

	Common Stock
	Shares	Amount
Balance, January 1, 2010	500,000	$15,000	$2,368,831	$334,680	$9,428	$2,727,939	$—	$2,727,939

Net income	—	$—	$—	$363,316	$—	$363,316	$—	$363,316
Other comprehensive income (loss)	—	—	—	—	(52,324)	(52,324)	—	(52,324)
Return of capital in connection with purchase of real estate	—	—	(494)	—	—	(494)	—	(494)
Share-based compensation net of tax of $1,405	—	—	(1,758)	—	—	(1,758)	—	(1,758)

Balance, December 31, 2010	500,000	$15,000	$2,366,579	$697,996	$(42,896)	$3,036,679	$—	$3,036,679

Net income	—	—	—	375,779	—	375,779	422	376,201
Other comprehensive income (loss)	—	—	—	—	113,415	113,415	—	113,415
Return of capital in connection with the purchase of investments	—	—	(3,236)	—	—	(3,236)	—	(3,236)
Share-based compensation net of tax of $179	—	—	(179)	—	—	(179)	—	(179)
Contributions by noncontrolling interest	—	—	—	—	—	—	10,685	10,685
Distributions to noncontrolling interest	—	—	—	—	—	—	(302)	(302)

Balance, December 31, 2011	500,000	$15,000	$2,363,164	$1,073,775	$70,519	$3,522,458	$10,805	$3,533,263

Net income	—	—	—	368,217	—	368,217	567	368,784
Other comprehensive income (loss)	—	—	—	—	(2,552)	(2,552)	—	(2,552)
Out-of-period adjustments for deferred taxes	—	—	(21,367)	—	—	(21,367)	—	(21,367)
Share-based compensation net of tax of $198	—	—	(198)	—	—	(198)	—	(198)
Distributions to noncontrolling interest	—	—	—	—	—	—	(2,226)	(2,226)

Balance, December 31, 2012	500,000	$15,000	$2,341,599	$1,441,992	$67,967	$3,866,558	$9,146	$3,875,704

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Premiums, fees and reimbursements received	$21,552	$24,465	$132,345
Return of refunded premiums paid	(18,761)	(116,504)	—
Investment income received	162,040	271,631	264,516
Financial guarantee losses and loss adjustment expenses paid	(167,158)	(156,550)	(111,787)
Proceeds from reinsurance and recoveries	37,135	11,369	42,934
Operating and employee related expenses paid	(148,734)	(125,556)	(63,135)
Income taxes paid	(186,096)	(258,512)	3,297

Net cash (used) provided by operating activities	(300,022)	(349,657)	268,170

Cash flows from investing activities:
Purchase of fixed-maturity securities	(2,269,870)	(2,130,808)	(2,322,802)
Sale and redemption of fixed-maturity securities	2,757,723	4,103,448	2,290,291
Issuance of secured loan to an affiliate	(443,000)	(1,130,000)	—
Acquisition of an entity from an affiliate	—	(146,151)	—
Sale (purchase) of short-term investments, net	389,746	(216,174)	(185,608)
Sale (purchase) of other investments, net	61	(3,795)	(2,668)
Purchase of real estate from an affiliate	—	—	(65,000)
Capital expenditures	(4,174)	(1,669)	(953)
Disposal of capital assets	—	—	13

Net cash provided (used) by investing activities	430,486	474,851	(286,727)

Cash flows from financing activities:
Issuance of noncontrolling interest	—	3,206	—
Distributions to noncontrolling interest	(2,225)	(302)	—

Net cash (used) provided by financing activities	(2,225)	2,904	—

Net increase (decrease) in cash and cash equivalents	128,239	128,098	(18,557)
Cash and cash equivalents—beginning of period	137,170	9,072	27,629

Cash and cash equivalents—end of period	$265,409	$137,170	$9,072

Reconciliation of net income to net cash (used) provided by operating activities:
Net income	$368,784	$376,201	$363,316
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Changes in:
Accrued investment income	(92,527)	21,642	4,784
Premiums receivable	33,851	30,390	26,000
Deferred acquisition costs	103,621	95,271	57,354
Unearned premium revenue	(514,443)	(474,951)	(342,424)
Loss and loss adjustment expense reserves	(10,045)	(52,716)	41,774
Insurance loss recoverable	(98,782)	(88,744)	(39,480)
Payable to affiliates	3,945	(133,549)	27,913
Accrued expenses	(3,652)	3,581	(346)
Current income taxes	2,249	(91,787)	106,715
Amortization of bond premiums, net	22,567	21,806	22,950
Depreciation	3,491	3,453	2,629
Other net realized (gains) losses	—	—	10,325
Goodwill impairment loss	—	31,371	—
Net (gains) losses on financial instruments at fair value and foreign exchange	(120,678)	(96,837)	(54,643)
Unrealized (gains) losses on insured derivatives	(53)	119	13
Deferred income tax (benefit) provision	(4,472)	267	37,246
Share-based compensation	—	—	(353)
Other operating	6,122	4,826	4,397

Total adjustments to net income	(668,806)	(725,858)	(95,146)

Net cash (used) provided by operating activities	$(300,022)	$(349,657)	$268,170

The accompanying notes are an integral part of the consolidated financial statements.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business Developments, Risks and Uncertainties

Summary

National Public Finance Guarantee Corporation and its subsidiaries collectively are referred to as National. National is a wholly-owned subsidiary of MBIA Inc. through an intermediary holding company, National Public Finance Guarantee Holdings, Inc. (“National Holdings”). Prior to February 17, 2009, National, previously named MBIA Insurance Corporation of Illinois (“MBIA Illinois”), was a wholly-owned subsidiary of MBIA Insurance Corporation (“MBIA Corp.”). In February 2009, after receiving the required regulatory approvals, MBIA Corp. transferred the stock of MBIA Illinois to National Holdings. National was further capitalized with approximately $2.1 billion from funds distributed by MBIA Corp. to MBIA Inc. as a dividend and return of capital, which MBIA Inc. contributed to National through National Holdings. National increased the par value of its common stock from $10 per share to $30 per share.

In February 2009, National and MBIA Corp. entered into a quota share reinsurance agreement effective January 1, 2009 pursuant to which MBIA Corp. ceded all of its United States (“U.S.”) public finance exposure to National. National and MBIA Corp. also entered into an assignment agreement under which MBIA Corp. assigned its rights and obligations with respect to the U.S. public finance business that MBIA Corp. had assumed from Financial Guaranty Insurance Company (“FGIC”). The exposure transferred to National under the reinsurance and assignment agreements totaled $553.7 billion of net par outstanding. The reinsurance and assignment enables covered policyholders and certain ceding reinsurers to make claims for payment directly against National in accordance with the terms of these agreements.

To provide additional protection to its policyholders, National also issued second-to-pay policies for the benefit of the policyholders covered by the above reinsurance and assignment agreements. These second-to-pay policies, which are direct obligations of National, are held by a trustee and provide that if MBIA Corp. or FGIC, as applicable, do not pay valid claims of their policyholders, the policyholders will then be able to make claims directly against National.

Through its reinsurance of U.S. public finance financial guarantees from MBIA Corp. and FGIC, National’s insurance portfolio consists of municipal bonds, including tax-exempt and taxable indebtedness of U.S. political subdivisions, as well as utility districts, airports, health care institutions, higher educational facilities, student loan issuers, housing authorities and other similar agencies and obligations issued by private entities that finance projects that serve a substantial public purpose. Municipal bonds and privately issued bonds used for the financing of public purpose projects generally are supported by taxes, assessments, user fees or tariffs related to the use of these projects, by lease payments or by other similar types of revenue streams.

On March 1, 2010, National established National Real Estate Holdings of Armonk, LLC, (“NREHA”) a wholly-owned subsidiary of National, in order to purchase MBIA Corp.’s interest in certain real estate for purposes of conducting National’s real estate business and leasing its property to certain affiliates.

Business Developments and Risks and Uncertainties

National has not written any meaningful amount of new insurance business since its formation in 2009, and does not expect to write significant new insurance business prior to an upgrade of its credit ratings. As of December 31, 2012, National was rated BBB with a developing outlook by Standard & Poor’s Financial Services LLC and Baa2 with a negative outlook by Moody’s Investors Service, Inc.

MBIA Inc. has put in place agreements that allocate liquidity resources among its entities in order to fund commutations and provide liquidity where needed. Such agreements between National and its affiliates have required the approval of the New York State Department of Financial Services (“NYSDFS”). National’s ability to continue to provide its affiliates with liquidity and capital support and to pay dividends to MBIA Inc. will, in most cases, require further approvals from the NYSDFS, and there can be no assurance that National will be able to obtain such approvals. In addition, in connection with providing such approvals, the NYSDFS may require National to agree to take, or refrain from taking, certain actions.

Litigation over the NYSDFS’ approval of National’s creation or additional hurdles to achieving high stable ratings may continue to impede National’s ability to resume writing municipal bond insurance, reducing its long-term ability to generate capital and cash from operations.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business Developments, Risks and Uncertainties (continued)

Municipal and state fiscal distress in the U.S. could adversely affect National’s operations if it results in larger-than-expected incurred insurance losses.

Key Lending Agreements with Affiliates

National has entered into agreements with affiliates, which provide resources to affiliates that are more liquidity constrained, as follows:

National Secured Loan

In 2011, National provided the $1.1 billion secured loan to MBIA Insurance Corporation (“National Secured Loan”) in order to enable MBIA Insurance Corporation to fund settlements and commutations of its insurance policies. This loan was approved by the NYSDFS as well as by the boards of directors of MBIA Inc., MBIA Insurance Corporation and National. The National Secured Loan has a fixed annual interest rate of 7% and a maturity date of December 2016. MBIA Insurance Corporation has the option to defer payments of interest when due by capitalizing interest amounts to the loan balance, subject to the collateral value exceeding certain thresholds. MBIA Insurance Corporation has elected to defer the interest payments due under the loan. MBIA Insurance Corporation’s obligation to repay the loan is secured by a pledge of collateral having an estimated value in excess of the notional amount of the loan as of December 31, 2012, which collateral comprised the following future receivables of MBIA Insurance Corporation: (i) its right to receive put-back recoveries related to ineligible mortgage loans included in its insured second-lien residential mortgage-backed securities (“RMBS”) transactions; (ii) future recoveries on defaulted insured second-lien RMBS transactions resulting from expected excess spread generated by performing loans in such transactions; and (iii) future installment premiums. During the year ended December 31, 2012, MBIA Insurance Corporation borrowed an additional $443 million under the National Secured Loan with the approval of the NYSDFS at the same terms as the original loan to fund additional commutations of its insurance policies. As of December 31, 2012, the outstanding principal amount, which includes capitalized interest under this loan was $1.7 billion. MBIA Insurance Corporation may seek to borrow additional amounts under the loan in the future. Any such increase or other amendment to the terms of the loan would be subject to regulatory approval by the NYSDFS.

An MBIA Insurance Corporation rehabilitation or liquidation by the NYSDFS (an “MBIA Corp. Proceeding”) would be an event of default under the National Secured Loan. While National has a perfected interest in the assets pledged to secure the loan and National expects to be repaid in full from the assets pledged to secure the loan, an MBIA Corp. Proceeding could result in challenges to National’s ability to collect amounts due under the loan and in a delay in National’s ability to realize on the collateral securing the loan. Impairment of the National Secured Loan could materially adversely affect National’s capital position and results of operations, its ratings, and its plan to re-enter the municipal bond insurance business.

Asset Swap

National maintains simultaneous repurchase and reverse repurchase agreements (“Asset Swap”) with MBIA Inc. for up to $2.0 billion based on the fair value of securities borrowed. The Asset Swap provides MBIA Inc. with eligible assets to pledge under investment agreements and derivative contracts in MBIA Inc.’s asset/liability products business. As of December 31, 2012, the notional amount utilized under each of these agreements was $481 million and the fair value of collateral pledged by National and MBIA Inc. under these agreements was $502 million and $529 million, respectively. The net average interest rate on these transactions was 0.44%, 0.34% and 0.35% for the years ended December 31, 2012, 2011, and 2010, respectively. The NYSDFS approved the Asset Swap in connection with the re-domestication of National to New York. National has committed to the NYSDFS to use commercially reasonable efforts to reduce the amount of the Asset Swap over time.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results. Actual results could differ from those estimates.

Certain amounts have been reclassified in prior years’ consolidated financial statements to conform to the current presentation. These reclassifications had no impact on total revenues, expenses, assets, liabilities or shareholder’s equity for all periods presented. Accordingly, management believes these reclassifications are immaterial to National’s consolidated financial statements.

National evaluated all events subsequent to December 31, 2012 through February 27, 2013, the date of issuance of the consolidated financial statements, for inclusion in National’s consolidated financial statements and/or accompanying notes.

Consolidation

The consolidated financial statements include the accounts of National Public Finance Guarantee Corporation and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Statements of Cash Flows

Previously, National reported its consolidated statements of cash flows using the indirect method. The indirect method uses accrual accounting information to present the cash flows from operations. Effective January 1, 2012, National elected to present its consolidated statements of cash flows using the direct method. The direct method uses actual cash flow information from National’s operations, rather than using accrual accounting values. Using either the direct or indirect method, total cash flows from operations are consistent. In addition, the presentation of cash flows from investing and financing activities using either the direct or indirect method are consistent. The change to the direct method for calculating and presenting cash flows from operations was implemented retroactively for all statements of cash flows presented herein. Use of the direct method requires a reconciliation of net income to cash flows from operations. This reconciliation is provided as a supplement directly beneath the statements of cash flows.

Financial Guarantee Insurance Premiums

Unearned Premium Revenue and Receivable for Future Premiums

National recognizes a liability for unearned premium revenue at the inception of financial guarantee insurance and reinsurance contracts on a contract-by-contract basis. Unearned premium revenue recognized at inception of a contract is measured at the present value of the premium due. For most financial guarantee insurance contracts, National receives the entire premium due at the inception of the contract, and recognizes unearned premium revenue liability at that time. For certain other financial guarantee contracts, National receives premiums in installments over the term of the contract. Unearned premium revenue and a receivable for future premiums is recognized at the inception of an installment contract, and measured at the present value of premiums expected to be collected over the contract period or expected period using a risk-free discount rate. The expected period is used in the present value determination of unearned premium revenue and receivable for future premiums for contracts where (a) the insured obligation is contractually prepayable, (b) prepayments are probable, (c) the amount and timing of prepayments are reasonably estimable, and (d) a homogenous pool of assets is the underlying collateral for the insured obligation. The receivable for future premiums is reduced as installment premiums are collected. National reports the accretion of the discount on installment premiums receivable as premium revenue and discloses the amount recognized in “Note 4: Insurance Premiums.” National assesses the

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

receivable for future premiums for collectability at each reporting period, adjusts the receivable for uncollectible amounts and recognizes any write-off as operating expense and discloses the amount recognized in “Note 4: Insurance Premiums.” As premium revenue is recognized, the unearned premium revenue liability is reduced.

Premium Revenue Recognition

National recognizes and measures premium revenue over the period of the insurance contract in proportion to the amount of insurance protection provided. Premium revenue is measured by applying a constant rate to the insured principal amount outstanding in a given period to recognize a proportionate share of the premium received or expected to be received on a financial guarantee insurance contract. A constant rate for each respective financial guarantee insurance contract is calculated as the ratio of (a) the present value of premium received or expected to be received over the period of the contract to (b) the sum of all insured principal amounts outstanding during each period over the term of the contract.

An issuer of an insured financial obligation may retire the obligation prior to its scheduled maturity through refinancing or legal defeasance in satisfaction of the obligation according to its indenture, which results in National’s obligation being extinguished under the financial guarantee contract. National recognizes any remaining unearned premium revenue on the insured obligation as refunding premium earned in the period the contract is extinguished to the extent the unearned premium revenue has been collected.

Non-refundable commitment fees are considered insurance premiums and are initially recorded under unearned premium revenue in National’s consolidated balance sheets when received. Once the related financial guarantee insurance policy is issued, the commitment fees are recognized as premium written and earned using the constant rate method. If the commitment agreement expires before the related financial guarantee is issued, the non-refundable commitment fee is immediately recognized as premium written and earned at that time.

Loss and Loss Adjustment Expenses

National recognizes loss reserves on a contract-by-contract basis when the present value of expected net cash outflows to be paid under the contract discounted using a risk-free rate as of the measurement date exceeds the unearned premium revenue. A loss reserve is subsequently remeasured each reporting period for expected increases or decreases due to changes in the likelihood of default and potential recoveries. Subsequent changes to the measurement of the loss reserve are recognized as loss expense in the period of change. Measurement and recognition of the loss reserve are reported gross of any reinsurance. National estimates the likelihood of possible claims payments and possible recoveries using probability-weighted expected cash flows based on information available, including market information. To the extent National had recorded potential recoveries in its loss reserve prior to a claim payment, such recoveries are reclassified to “Insurance loss recoverable” upon payment of the related claim and remeasured each reporting period. Accretion of the discount on a loss reserve is included in loss expense.

National’s loss reserve, insurance loss recoverable, and accruals for loss adjustment expenses (“LAE”) incurred are disclosed in “Note 5: Loss and Loss Adjustment Expense Reserves.”

Investments

National classifies its fixed-maturity investments as available-for-sale (“AFS”) or held at fair value. AFS investments are reported in the balance sheets at fair value with unrealized gains and losses, net of applicable deferred income taxes, reflected in accumulated other comprehensive income (“AOCI”) in shareholder’s equity. Bond discounts and premiums are accreted and amortized using the effective yield method over the remaining term of the securities. For mortgage-backed securities (“MBS”) and asset-backed securities (“ABS”), discounts and premiums are amortized using the retrospective method. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. Investment income is recorded as earned. Realized gains and losses represent the difference between the amortized cost value and the sale proceeds. The first-in, first-out method is used to identify the investments sold and the resulting realized gains and losses are included as a separate component of revenues.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Fixed-maturity investments held at fair value include all fixed-maturity securities held by National for which changes in fair values are reflected in earnings. These include securities designated as trading securities as well as those fixed maturity securities for which National has elected the fair value option. Changes in fair value and realized gains and losses from the sale of these securities are reflected in earnings as part of “Net gains (losses) on financial instruments at fair value and foreign exchange.” Refer to “Note 6: Fair Value of Financial Instruments” for additional disclosures related to securities for which National has elected the fair value option.

Short-term investments are carried at fair value, and include all fixed-maturity securities with a remaining effective term to maturity of less than one year, commercial paper and money market securities.

Other-Than-Temporary Impairments on Investment Securities

National’s statements of operations reflect the full impairment (the difference between a security’s amortized cost basis and fair value) on debt securities that National intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For AFS debt securities that management has no intent to sell and believes that it is more likely than not such securities will not be required to be sold prior to recovery, the amount of the credit impairment representing credit loss is recognized in earnings, and the remaining amount of the impairment related to all other factors is recognized in AOCI, net of applicable deferred income taxes.

National’s investment securities for which the fair value is less than amortized cost are reviewed no less than quarterly in order to determine whether a credit loss exists. This evaluation includes both qualitative and quantitative considerations. In assessing whether a decline in value is related to a credit loss, National considers several factors, including but not limited to (a) the magnitude and duration of the decline, (b) credit indicators and the reasons for the decline, such as general interest rate or credit spread movements, credit rating downgrades, issuer-specific changes in credit spreads and the financial condition of the issuer and (c) any guarantees associated with a security such as those provided by financial guarantee insurance companies. Credit loss expectations for ABS and collateralized debt obligations (“CDOs”) are assessed using discounted cash flow modeling and the recoverability of amortized cost for corporate obligations is generally assessed using issuer-specific credit analyses.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and demand deposits with banks with original maturities of less than 90 days.

Secured Loan to an Affiliate

The secured loan consists of a loan to MBIA Insurance Corporation, a wholly-owned subsidiary of MBIA Inc. The secured loan is collateralized by certain assets of MBIA Insurance Corporation and is accounted for as a collateralized transaction recorded at the principal amount outstanding. The secured loan is assessed for impairment to determine whether it is probable that all contractual interest and principal amounts due are collectible based on current information and events. In the event that the secured loan is considered impaired, the secured loan would be impaired to the fair value of the collateral pledged on the loan. There were no impairments during the year ended December 31, 2012. Interest income is accrued at the contractual interest rate. Interest payments can be deferred and capitalized to the loan balance at the option of MBIA Insurance Corporation subject to the collateral value exceeding certain thresholds.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized transactions and are recorded at contract value plus accrued interest.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

These transactions are entered into with MBIA Inc. in connection with MBIA Inc.’s asset/liability products activity. MBIA Inc. has collateralized these security borrowings with assets rated BBB or better and having an aggregate fair value in excess of the securities borrowed. The NYSDFS approved these agreements in connection with the re-domestication of National to New York. National has committed to the NYSDFS to use commercially reasonable efforts to reduce the amount of the Asset Swap over time.

It is National’s policy to take possession of securities used to collateralize such transactions with MBIA Inc. National minimizes the credit risk that MBIA Inc. might be unable to fulfill its contractual obligations by monitoring MBIA Inc.’s credit exposure and collateral value and requiring additional collateral to be deposited with National under the terms of the contract when deemed necessary.

Acquisition Costs

Acquisition costs include ceding commissions paid by National in connection with assuming business from other financial guarantors. Acquisition costs, net of ceding commissions received, related to non-derivative insured financial guarantee transactions are deferred and amortized over the period in which the related premiums are earned.

Fair Value Measurements – Definition and Hierarchy

In determining fair value, National uses various valuation approaches, including both market and income approaches. The accounting guidance for fair value measurement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available and reliable. Observable inputs are those that National believes market participants would use in pricing the asset or liability developed based on market data. Unobservable inputs are those that reflect National’s beliefs about the assumptions market participants would use in pricing the asset or liability developed based on the best information available. The hierarchy is broken down into three levels based on the observability and reliability of inputs as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that National has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail any degree of judgment. Assets utilizing Level 1 inputs generally include U.S. Treasuries and money market securities.

•

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 2 assets include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, securities which are priced using observable inputs and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. Assets and liabilities utilizing Level 2 inputs include: U.S. government and mortgage-backed securities, foreign government bonds, derivatives, corporate and municipal bonds and ABS.

•

Level 3—Valuations based on inputs that are unobservable and supported by little or no market activity and that are significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. Assets and liabilities utilizing Level 3 inputs include: MBS, state and municipal bonds and ABS.

The level of activity in a market contributes to the determination of whether an input is observable. An active market is one in which transactions for an asset or liability occurs with sufficient frequency and volume to provide pricing information on an ongoing basis. In determining whether a market is active or inactive, National considers the following traits to be indicative of an active market:

•	transactions are frequent and observable;

•	prices in the market are current;

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

•	price quotes among dealers do not vary significantly over time; and

•	sufficient information relevant to valuation is publicly available.

The availability of observable inputs can vary from product to product and period to period and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by National in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, National’s own assumptions are set to reflect those that it believes market participants would use in pricing the asset or liability at the measurement date. National uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3. National has also taken into account the nonperformance risk and that of its counterparties when measuring fair value.

Refer to “Note 6: Fair Value of Financial Instruments” for additional fair value disclosures.

Income Taxes

National is included in the consolidated tax return of MBIA Inc. The tax provision for National for financial reporting purposes is determined on a stand-alone basis.

Deferred income taxes are recorded with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in National’s consolidated financial statements that will result in deductible or taxable amounts in future years when the reported amounts of assets and liabilities are recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, unrealized appreciation or depreciation of investments and derivatives, and National’s statutory contingency reserve. Valuation allowances are established to reduce deferred tax assets to the amount that more likely than not will be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates in the period in which changes are approved by the relevant authority.

Refer to “Note 8: Income Taxes” for additional information about National’s income taxes.

Fee and Reimbursement Revenue Recognition

National collects insurance related fees for services performed in connection with certain transactions. In addition, National may be entitled to reimbursement of third-party insurance expenses that it incurs in connection with certain transactions. Depending upon the type of fee received and whether it is related to an insurance policy, the fee is either earned when it is received or deferred and earned over the life of the related transaction. Work, waiver and consent, termination, administrative and management fees are earned when the related services are completed and the fee is received. Amounts received from reinsurers in excess of those which are contractually due to National upon the termination of reinsurance agreements are recorded as fees and earned when received.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Presentation of Comprehensive Income (ASU 2011-05)

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-05, “Comprehensive Income (Topic 220)—Presentation of Comprehensive Income.” This amendment eliminates the current option to report other comprehensive income and its components only in the statements of changes in equity except for the presentation of reclassification adjustments for which adoption has been deferred by the FASB. The amendment does not change what currently constitutes net income and other comprehensive income. National elected the two-statement approach that required the presentation of the components of net income and total net income in the statement of operations, and the presentation in a statement immediately following of the components of other comprehensive income, a total for other comprehensive income, and a total for comprehensive income. The new guidance was effective for National beginning January 1, 2012. In December 2011, the FASB issued ASU 2011-12 “Comprehensive Income (Topic 220)—Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” which defers certain aspects of ASU 2011-05 related to the presentation of reclassification adjustments. National adopted this standard as of January 1, 2012. As this standard only affects National’s presentation of comprehensive income, the adoption of this standard did not affect National’s consolidated balance sheets, results of operations, or cash flows.

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (ASU 2011-04)

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This amendment results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between GAAP and International Financial Reporting Standards. National adopted this standard as of January 1, 2012. As this standard only affects disclosures related to fair value, the adoption of this standard did not affect National’s consolidated balance sheets, results of operations, or cash flows.

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26)

In October 2010, the FASB issued ASU 2010-26, “Financial Services—Insurance (Topic 944)—Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” This amendment specifies which costs incurred in the acquisition of new and renewal insurance contracts should be capitalized. National adopted this standard on a prospective basis effective January 1, 2012. As National is currently not writing any significant new business, the adoption of this standard did not have a material effect on National’s consolidated balance sheets, results of operations, or cash flows. The difference between the amount of acquisition costs capitalized during 2012 compared with the amount of acquisition costs that would have been capitalized during the period if National’s previous policy had been applied during that period is not material because National did not write any significant new insurance business during 2012.

Recent Accounting Developments

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02)

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220)—Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” that requires an entity to present information about the amounts reclassified out of accumulated other comprehensive income by component and to present the significant amount reclassified out of accumulated other comprehensive income by the respective line items of net income. The amendments will only affect National’s disclosures and will not affect National’s consolidated balance sheets, results of operations, or cash flows. This update is effective for interim and annual periods beginning January 1, 2013 and is applied on a prospective basis.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements (continued)

Disclosures about Offsetting Assets and Liabilities (ASU 2011-11)

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210)—Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 creates new disclosure requirements about the nature of National’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments. This amendment does not change the existing offsetting eligibility criteria or the permitted balance sheet presentation for those instruments that meet the eligibility criteria. The disclosure requirements are effective for National beginning in the first quarter of 2013. In January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 210)—Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2013-01 clarifies that ASU 2011-11 applies only to derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in the FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement. These standards will only affect National’s disclosures and will not affect National’s consolidated balance sheets, results of operations, or cash flows.

Note 4: Insurance Premiums

National recognizes and measures premiums related to financial guarantee (non-derivative) insurance and reinsurance contracts in accordance with the accounting principles for financial guarantee insurance contracts.

As of December 31, 2012 and 2011, National reported premiums receivable of $254 million and $288 million, respectively, primarily related to installment policies for which premiums will generally be collected over the contract period. Premiums receivable for installment policies are initially measured at the present value of premiums expected to be collected over the expected period or contract period of the policy using a risk-free discount rate. Premiums receivable for policies that use the expected period of risk due to expected prepayments are adjusted in subsequent measurement periods when prepayment assumptions change using the risk-free discount rate as of the remeasurement date. As of December 31, 2012 and 2011 the weighted average risk-free rate used to discount future installment premiums was 2.9%, and the weighted average expected collection term of the premiums receivable was 13.71 years and 13.83 years, respectively.

National evaluates whether any premiums receivable are uncollectible at each balance sheet date. If National determines that premiums are uncollectible, it records a write-off of such amounts in current earnings. The majority of National’s premiums receivable consists of the present values of future installment premiums that are not yet billed or due. Given that premiums due to National typically have priority over most other payment obligations of U.S. public finance transactions, National determined that the amount of uncollectible premiums as of December 31, 2012 and 2011 was insignificant.

The following tables present a roll forward of National’s premiums receivable for the years ended December 31, 2012 and 2011:

In millions			Adjustments
Premiums Receivable as of December 31, 2011	Premium Payments Received	Premiums from New Business Written	Changes in Expected Term of Policies	Accretion of Premiums Receivable Discount	Other	Premiums Receivable as of December 31, 2012	Reinsurance Premiums Payable as of December 31, 2012
$288	$(21)	$—	$(14)	$8	$(7)	$254	$—

In millions			Adjustments
Premiums Receivable as of December 31, 2010	Premium Payments Received	Premiums from New Business Written	Changes in Expected Term of Policies	Accretion of Premiums Receivable Discount	Other	Premiums Receivable as of December 31, 2011	Reinsurance Premiums Payable as of December 31, 2011
$319	$(20)	$—	$(11)	$8	$(8)	$288	$—

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Insurance Premiums (continued)

The following table presents the undiscounted future amount of premiums expected to be collected and the period in which those collections are expected to occur:

In millions	Expected Collection of Premiums
Three months ended:
March 31, 2013	$2
June 30, 2013	4
September 30, 2013	4
December 31, 2013	6

Twelve months ended:
December 31, 2014	16
December 31, 2015	16
December 31, 2016	16
December 31, 2017	16

Five years ended:
December 31, 2022	73
December 31, 2027	62
December 31, 2032 and thereafter	153

Total	$368

The following table presents the unearned premium revenue balance and future expected premium earnings as of and for the periods presented:

	Unearned Premium Revenue	Expected Future Premium Earnings		Accretion	Total Expected Future Premium Earnings
In millions		Upfront	Installments
December 31, 2012	$1,928

Three months ended:
March 31, 2013	1,876	$48	$4	$2	$54
June 30, 2013	1,825	47	4	2	53
September 30, 2013	1,776	45	4	2	51
December 31, 2013	1,729	43	4	2	49

Twelve months ended:
December 31, 2014	1,553	162	14	7	183
December 31, 2015	1,394	145	14	7	166
December 31, 2016	1,249	131	14	6	151
December 31, 2017	1,117	119	13	6	138

Five years ended:
December 31, 2022	612	446	59	27	532
December 31, 2027	301	263	48	21	332
December 31, 2032 and thereafter	—	205	96	30	331

Total		$1,654	$274	$112	$2,040

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves

For the year ended December 31, 2012, National recognized $21 million of loss and LAE.

National’s Portfolio Surveillance Division (“PSD”) monitors National’s outstanding insured obligations with the objective of minimizing losses. PSD meets this objective by identifying issuers that, because of deterioration in credit quality or changes in the economic, regulatory or political environment, are at a heightened risk of defaulting on debt service of obligations insured by National. In such cases, PSD works with the issuer, trustee, bond counsel, servicer, underwriter and other interested parties in an attempt to alleviate or remedy the problem and avoid defaults on debt service payments. PSD works closely with National’s Risk Management personnel and the applicable business unit to analyze insured obligation performance and credit risk parameters, both before and after an obligation is insured.

Once an obligation is insured, National typically requires the issuer, servicer (if applicable) and the trustee to furnish periodic financial and asset-related information, including audited financial statements, to PSD for review. PSD also monitors publicly available information related to insured obligations. Potential problems uncovered through this review such as poor financial results, low fund balances, covenant or trigger violations and trustee or servicer problems or other events that could have an adverse impact on the insured obligation, could result in an immediate surveillance review and an evaluation of possible remedial actions. PSD also monitors and evaluates the impact on issuers of general economic conditions, current and proposed legislation and regulations, as well as state and municipal finances and budget developments.

Insured obligations are monitored periodically. The frequency and extent of such monitoring is based on the criteria and categories described below. Insured obligations that are judged to merit more frequent and extensive monitoring or remediation activities due to a deterioration in the underlying credit quality of the insured obligation or the occurrence of adverse events related to the underlying credit of the issuer are assigned to a surveillance category (“Caution List-Low,” “Caution List-Medium,” “Caution List-High” or “Classified List”) depending on the extent of credit deterioration or the nature of the adverse events. PSD monitors insured obligations assigned to a surveillance category more frequently and, if needed, develops a remediation plan to address any credit deterioration.

National does not establish any case basis reserves for insured obligations that are assigned to “Caution List—Low,” “Caution List-Medium” or “Caution List-High.” In the event National expects to pay a claim with respect to an insured transaction, it places the insured transaction on its “Classified List” and establishes a case basis reserve. The following provides a description of each surveillance category:

“Caution List – Low” —Includes issuers where debt service protection is adequate under current and anticipated circumstances. However, debt service protection and other measures of credit support and stability may have declined since the transaction was underwritten and the issuer is less able to withstand further adverse events. Transactions in this category generally require more frequent monitoring than transactions that do not appear within a surveillance category. PSD subjects issuers in this category to heightened scrutiny.

“Caution List – Medium” —Includes issuers where debt service protection is adequate under current and anticipated circumstances, although adverse trends have developed and are more pronounced than for “Caution List—Low.” Issuers in this category may have breached one or more covenants or triggers. These issuers are more closely monitored by PSD but generally take remedial action on their own.

“Caution List – High” —Includes issuers where more proactive remedial action is needed but where no defaults on debt service payments are expected. Issuers in this category exhibit more significant weaknesses, such as low debt service coverage, reduced or insufficient collateral protection or inadequate liquidity, which could lead to debt service defaults in the future. Issuers in this category may have breached one or more covenants or triggers and have not taken conclusive remedial action. Therefore, PSD adopts a remediation plan and takes more proactive remedial actions.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

“Classified List” —Includes all insured obligations where National has paid a claim or where a claim payment is expected. It also includes insured obligations where a significant LAE payment has been made, or is expected to be made, to mitigate a claim payment. This may include property improvements, bond purchases and commutation payments. Generally, PSD is actively remediating these credits where possible, including restructurings through legal proceedings, usually with the assistance of specialist counsel and advisors.

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of December 31, 2012:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	20	9	7	48	84
Number of issues(1)	9	4	7	18	38
Remaining weighted average contract period (in years)	11.1	7.4	12.8	13.1	11.7
Gross insured contractual payments outstanding:(2)
Principal	$817	$190	$122	$843	$1,972
Interest	1,161	88	80	999	2,328

Total	$1,978	$278	$202	$1,842	$4,300

Gross claim liability	$—	$—	$—	$310	$310
Less:
Gross potential recoveries	—	—	—	387	387
Discount, net	—	—	—	(6)	(6)

Net claim liability (recoverable)	$—	$—	$—	$(71)	$(71)

Unearned premium revenue	$12	$4	$2	$18	$36

(1)—An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)—Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of December 31, 2011:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	21	13	8	42	84
Number of issues(1)	10	7	6	15	38
Remaining weighted average contract period (in years)	14.7	9.2	9.8	13.1	12.7
Gross insured contractual payments outstanding:(2)
Principal	$655	$337	$152	$802	$1,946
Interest	1,195	162	76	977	2,410

Total	$1,850	$499	$228	$1,779	$4,356

Gross claim liability	$—	$—	$—	$436	$436
Less:
Gross potential recoveries	—	—	—	407	407
Discount, net	—	—	—	2	2

Net claim liability (recoverable)	$—	$—	$—	$27	$27

Unearned premium revenue	$14	$7	$1	$21	$43

(1)—An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)—Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

National’s potential recoveries are typically based on either salvage rights, the rights conferred to National through the transactional documents (inclusive of the insurance agreement), or subrogation rights embedded within financial guarantee insurance policies. Expected salvage and subrogation recoveries, as well as recoveries from other remediation efforts, reduce National’s claim liability. Once a claim payment has been made, the claim liability has been satisfied and National’s right to recovery is no longer considered an offset to future expected claim payments, but it is recorded as a salvage asset. The amount of recoveries recorded by National is limited to paid claims plus the present value of projected future claim payments. As claim payments are made, the recorded amount of potential recoveries may exceed the remaining amount of claim liability for a given policy.

While National believes it will be successful in realizing recoveries from contractual and other claims, the ultimate amounts recovered may be materially different from those recorded by National given the inherent uncertainty in the manner of resolving the claims (e.g. litigation) and the assumptions used in the required estimation process for accounting purposes which are based, in part, on judgments and other information that are not easily corroborated by historical data or other relevant benchmarks.

The following table presents the components of National’s loss and LAE reserves and insurance loss recoverable as reported on National’s consolidated balance sheets as of December 31, 2012 and 2011 for insured obligations within National’s “Classified List.” The loss reserves (claim liability) and insurance claim loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries reported in the preceding tables.

	As of December 31,
In millions	2012	2011
Loss reserves (claim liability)	$143	$159
LAE reserves	9	3

Loss and LAE reserves	$152	$162

Insurance claim loss recoverable	$(216)	$(136)
LAE insurance loss recoverable	(33)	(14)

Insurance loss recoverable	$(249)	$(150)

The following tables present changes in National’s loss and LAE reserves for the years ended December 31, 2012 and 2011. Changes in the loss and LAE reserve attributable to the accretion of the claim liability discount, changes in discount rates, changes in the timing and amounts of estimated payments and recoveries, changes in assumptions and changes in LAE reserves are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations. LAE reserves are expected to be settled within a one-year period and are not discounted. The weighted average risk-free rate used to discount the claim liability was 1.65% and 1.67% as of December 31, 2012 and 2011, respectively.

In millions
Gross Loss and LAE Reserve as of December 31, 2011	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Changes in LAE Reserves	Gross Loss and LAE Reserve as of December 31, 2012
$162	$(60)	$1	$1	$—	$46	$(6)	$2	$6	$152

The decrease in case reserves for the year ended December 31, 2012 primarily related to payments on previously established reserves partially offset by changes in amount of net payments.

In millions
Gross Loss and LAE Reserve as of December 31, 2010	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Changes in LAE Reserves	Gross Loss and LAE Reserve as of December 31, 2011
$215	$(55)	$3	$5	$—	$(2)	$(3)	$2	$(3)	$162

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The decrease in case reserves for the year ended December 31, 2011 primarily related to payments on previously established reserves.

The following tables present changes in National’s insurance loss recoverable for the years ended December 31, 2012 and 2011. Changes in the insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in the timing and amounts of estimated collections, changes in assumptions and the changes in LAE recoverable are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations.

In millions
Insurance Loss Recoverable as of December 31, 2011	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amounts of Collections	Changes in Assumptions	Changes in LAE Recoverable	Insurance Loss Recoverable as of December 31, 2012
$ 150	$(5)	$—	$—	$—	$5	$80	$19	$249

In millions
Insurance Loss Recoverable as of December 31, 2010	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amounts of Collections	Changes in Assumptions	Changes in LAE Recoverable	Insurance Loss Recoverable as of December 31, 2011
$ 71	$(9)	$—	$1	$—	$3	$70	$14	$150

The increase in insurance loss recoverable for the years ended December 31, 2012 and 2011 primarily related to paid claims and LAE for which National expects to be fully reimbursed based on contractual rights and sources of recovery judged to be sufficient to provide National with full loss reimbursement.

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, National seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of a National insured obligation may, with the consent of National, restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with National insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to National’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is primarily recorded as part of National’s provision for its loss reserves and included in “Losses and loss adjustment” expense on National’s consolidated statements of operations. The following table provides information about the gross expenses related to remedial actions for insured obligations included in National’s surveillance categories:

	Years Ended December 31,
In millions	2012	2011	2010
LAE incurred, gross	$16	$4	$21

Note 6: Fair Value of Financial Instruments

Fair value is a market-based measure considered from the perspective of a market participant. Therefore, even when market assumptions are not readily available, National’s own assumptions are set to reflect those which it believes market participants would use in pricing an asset or liability at the measurement date. The fair value measurements of financial instruments held or issued by National are determined through the use of observable market data when available.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Market data is obtained from a variety of third-party sources, including dealer quotes. If dealer quotes are not available for an instrument that is infrequently traded, National uses alternate valuation methods, including either dealer quotes for similar instruments or modeling using market data inputs. The use of alternate valuation methods generally requires considerable judgment in the application of estimates and assumptions, and changes to such estimates and assumptions may produce materially different fair values.

The accounting guidance for fair value measurement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available and reliable. Observable inputs are those National believes that market participants would use in pricing an asset or liability based on available market data. Unobservable inputs are those that reflect National’s beliefs about the assumptions market participants would use in pricing an asset or liability based on the best information available. The fair value hierarchy is broken down into three levels based on the observability and reliability of inputs, as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that National can access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail any degree of judgment.

•

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 2 assets include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, securities which are priced using observable inputs and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

•

Level 3—Valuations based on inputs that are unobservable and supported by little or no market activity and that are significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques where significant inputs are unobservable, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The availability of observable inputs can vary from product to product and period to period and is affected by a wide variety of factors, including the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the product. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, National assigns the level in the fair value hierarchy for which the fair value measurement in its entirety falls, based on the least observable input that is significant to the fair value measurement.

1. Financial Instruments

Financial instruments held by National primarily consist of investments in debt securities. Substantially all of National’s investments are priced by independent third parties, including pricing services and brokers. Typically National receives one pricing service value or broker quote for each instrument, which represents a non-binding indication of value. National reviews the assumptions, inputs and methodologies used by pricing services to obtain reasonable assurance that the prices used in its valuations reflect fair value. When National believes a third-party quotation differs significantly from its internally developed expectation of fair value, whether higher or lower, National reviews its data or assumptions with the provider. This review includes comparing significant assumptions such as prepayment speeds, default ratios, forward yield curves, credit spreads and other significant quantitative inputs to internal assumptions, and working with the price provider to reconcile the differences. The price provider may subsequently provide an updated price. In the event that the price provider does not update their price, and National still does not agree with the price provided, National will try to obtain a price from another third-party provider, such as a broker, or use an internally developed price which it believes represents the fair value of the investment. The fair values of investments for which internal prices were used were not significant to the aggregate fair value of National’s investment portfolio as of December 31, 2012 or December 31, 2011. All challenges to third-party prices are reviewed by staff of National with relevant expertise to ensure reasonableness of assumptions.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

In addition to challenging pricing assumptions, National obtains reports from the independent accountants for significant third-party pricing services attesting to the effectiveness of the controls over data provided to National. These reports are obtained annually and are reviewed by National to ensure key controls are applied by the pricing services, and that appropriate user controls are in place at the third-party pricing services organization to ensure proper measurement of the fair values of its investments. In the event that any controls are identified by independent accountants in these reports as ineffective, National will take the necessary actions to ensure that internal user controls are in place to mitigate the control risks. No deficiencies were noted for significant third-party pricing services used.

2. Internal Review Process

All significant financial instruments are reviewed by committees created by National to ensure compliance with National policies and risk procedures in the development of fair values of financial assets and liabilities. These valuation committees review, among other things, key assumptions used for internally developed prices, significant changes in sources and uses of inputs, including changes in model approaches, and any adjustments from third-party inputs or prices to internally developed inputs or prices. The committees also review any significant impairment or improvements in fair values of the financial instruments from prior periods. From time to time, these committees will reach out to National valuation experts to better understand key methods and assumptions used for the determination of fair value, including understanding significant changes in fair values. These committees are comprised of senior finance team members with the relevant experience in the financial instruments their committee is responsible for. Each quarter, these committees document their agreement with the fair values developed by management of National as reported in the quarterly and annual financial statements.

Valuation Techniques

Valuation techniques for financial instruments measured at fair value or disclosed at fair value are described below.

Fixed-Maturity Securities (including short-term investments) Held as Available-For-Sale, Investments Carried at Fair Value, Investments Pledged as Collateral, and Other Investments

Fixed-maturity securities (including short-term investments) held as AFS, investments carried at fair value, investments pledged as collateral, and other investments include investments in U.S. Treasury and government agencies, foreign governments, corporate obligations, mortgage-backed and ABS (including commercial mortgage-backed securities and CDOs), state and municipal bonds and other investments (including perpetual preferred securities, loans receivables and money market mutual funds).

These investments are generally valued based on recently executed transaction prices or quoted market prices. When quoted market prices are not available, fair value is generally determined using quoted prices of similar investments or a valuation model based on observable inputs. Inputs vary depending on the type of investment. These inputs include interest rate yield curves, credit default swap (“CDS”) spreads, prepayment and volatility scores, diversity scores, cross-currency basis index spreads, and credit spreads for structures similar to the financial instrument in terms of issuer, maturity and seniority.

Investments based on quoted market prices of identical investments in active markets are classified as Level 1 of the fair value hierarchy. Level 1 investments generally consist of U.S. Treasury and government agency and money market securities. Quoted market prices of investments in less active markets, as well as investments which are valued based on other than quoted prices for which the inputs are observable, such as interest rate yield curves, are categorized in Level 2 of the fair value hierarchy. Investments that contain significant inputs that are not observable are categorized as Level 3.

Cash and Cash Equivalents, Receivable for Investments Sold, Accrued Investment Income and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold, accrued investment income and payable for investments purchased approximate their fair values due to the short-term nature and credit worthiness of these instruments.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Securities Purchased Under Agreements to Resell

The fair values of securities purchased under agreements to resell are determined based on the underlying securities posted as collateral for the resell agreements.

Secured Loan to an Affiliate

The fair value of the secured loan is determined as the net present value of expected cash flows from the loan. The discount rate is the yield to maturity of a comparable corporate bond index.

Securities Sold Under Agreements to Repurchase

The fair values of securities sold under agreements to repurchase are determined based on the underlying securities posted as collateral for the repurchase agreements.

Derivative Liabilities

Derivative liabilities are valued using market-based inputs, including interest rate yield curves, foreign exchange rates, and credit spreads. Derivative liabilities are classified as Level 2 within the fair value hierarchy.

Financial Guarantees

Gross Financial Guarantees—The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) amount of losses expected on financial guarantee policies where loss reserves have been established, net of expected recoveries, (iii) the cost of capital reserves required to support the financial guarantee liability, (iv) operating expenses, and (v) discount rates. The CDS spread and recovery rates of a similar municipal bond insurance company are used as the discount rate for National as National does not have a published CDS spread and recovery rate.

The carrying value of National’s gross financial guarantees consists of unearned premium revenue and loss and LAE reserves net of the insurance loss recoverable as reported on National’s consolidated balance sheets.

Ceded Financial Guarantees—The fair value of ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of the ceded financial guarantees consists of prepaid reinsurance premiums as reported within “Other assets” on National’s consolidated balance sheets.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Fair Value Measurements

The following tables present the fair value of National’s assets (including short-term investments) and liabilities measured and reported at fair value on a recurring basis as of December 31, 2012 and 2011:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of December 31, 2012
Assets:
Fixed-maturity investments:
U.S. Treasury and government agency	$340	$4	$—		$344
State and municipal bonds	—	1,183	33	(1)	1,216
Foreign governments	—	1	—		1
Corporate obligations	—	573	1	(1)	574
Mortgage-backed securities:
Residential mortgage-backed agency	—	936	—		936
Residential mortgage-backed non-agency	—	19	1	(1)	20
Commercial mortgage-backed	—	20	1	(1)	21
Asset-backed securities:
Collateralized debt obligations	—	11	6	(1)	17
Other asset-backed	—	61	4	(1)	65

Total fixed maturity investments	340	2,808	46		3,194
Money market securities	98	—	—		98
Equity securities	2	5	2	(1)	9
Cash and cash equivalents	265	—	—		265

Total assets	$705	$2,813	$48		$3,566

Liabilities:
Derivative liabilities	$—	$7	$—		$7

Total liabilities	$—	$7	$—		$7

(1)—Unobservable inputs are either not developed by National or do not significantly impact the overall fair values of the aggregate financial assets and liabilities.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2011
Assets:
Fixed-maturity investments:
U.S. Treasury and government agency	$387	$11	$—	$398
State and municipal bonds	—	1,701	28	1,729
Foreign governments	—	1	—	1
Corporate obligations	1	292	—	293
Mortgage-backed securities:
Residential mortgage-backed agency	—	1,218	—	1,218
Residential mortgage-backed non-agency	—	10	5	15
Commercial mortgage-backed	—	22	2	24
Asset-backed securities:
Collateralized debt obligations	—	6	5	11
Other asset-backed	—	56	8	64

Total fixed maturity investments	388	3,317	48	3,753
Money market securities	301	—	—	301
Equity securities	—	4	1	5
Cash and cash equivalents	137	—	—	137

Total assets	$826	$3,321	$49	$4,196

Liabilities:
Derivative liabilities	$—	$9	$—	$9

Total liabilities	$—	$9	$—	$9

Level 3 Analysis

Level 3 assets were $48 million and $49 million as of December 31, 2012 and 2011, respectively, and represented 1.3% and 1.2%, respectively, of total assets measured at fair value.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

The following tables present the fair values and carrying values of National’s assets and liabilities that are disclosed at fair value but not reported at fair value on National’s consolidated balance sheets as of December 31, 2012 and 2011:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Balance as of December 31, 2012	Carry Value Balance as of December 31, 2012
Assets:
Securities purchased under agreements to resell	$—	$412	$117	$529	$481
Secured loan to an affiliate	—	1,685	—	1,685	1,651
Receivable for investments sold	16	—	—	16	16
Accrued investment income	25	29	—	54	54
Other investments	—	—	9	9	9
Liabilities:
Securities sold under agreements to repurchase	51	451	—	502	481
Payable for investments purchased	50	—	—	50	50
Financial Guarantees:
Gross	—	—	2,186	2,186	1,831
Ceded	—	—	77	77	—

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Balance as of December 31, 2011	Carry Value Balance as of December 31, 2011
Assets:
Securities purchased under agreements to resell	$—	$1,043	$417	$1,460	$1,335
Secured loan to an affiliate	—	1,130	—	1,130	1,130
Receivable for investments sold	2	—	—	2	2
Accrued investment income	36	4	—	40	40
Other investments	—	—	9	9	9
Liabilities:
Securities sold under agreements to repurchase	92	1,334	—	1,426	1,335
Payable for investments purchased	3	—	—	3	3
Financial Guarantees:
Gross	—	—	1,815	1,815	2,455
Ceded	—	—	60	60	—

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

The following tables present information about changes in Level 3 assets (including short-term investments) measured at fair value on a recurring basis for the years ended December 31, 2012 and 2011:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2012

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of December 31, 2012
Assets:
State and municipal bonds	$28	$—	$—	$—	$—	$—	$—	$(7)	$—	$12	$—	$33	$—
Corporate obligations	—	—	—	—	—	—	—	—	—	11	(10)	1	—
Residential mortgage-backed agency	—	—	—	—	—	—	—	—	—	4	(4)	—	—
Residential mortgage-backed non-agency	5	—	—	—	—	—	—	—	(4)	1	(1)	1	—
Commercial mortgage-backed	2	—	—	—	—	1	—	—	—	1	(3)	1	—
Collateralized debt obligations	5	—	—	—	—	1	—	—	(2)	6	(4)	6	—
Other asset-backed	8	—	—	—	—	3	—	—	—	4	(11)	4	—
Equity securities	1	—	—	1	—	—	—	—	—	2	(2)	2	—

Total assets	$49	$—	$—	$1	$—	$5	$—	$(7)	$(6)	$41	$(35)	$48	$—

(1)—Transferred in and out at the end of the period.

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2011

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of December 31, 2011
Assets:
State and municipal bonds	$35	$—	$—	$—	$—	$2	$—	$(9)	$—	$—	$—	$28	$—
Residential mortgage-backed agency	—	—	—	—	—	2	—	—	(2)	—	—	—	—
Residential mortgage-backed non-agency	—	—	—	—	—	7	—	(4)	—	4	(2)	5	—
Commercial mortgage-backed	—	—	—	—	—	9	—	—	(7)	—	—	2	—
Collateralized debt obligations	1	—	—	—	—	6	—	—	—	2	(4)	5	—
Other asset-backed	7	—	—	—	—	9	—	(1)	—	6	(13)	8	—
Equity securities	—	—	—	—	—	—	—	—	—	1	—	1	—

Total assets	$43	$—	$—	$—	$—	$35	$—	$(14)	$(9)	$13	$(19)	$49	$—

(1)—Transferred in and out at the end of the period.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Transfers into and out of Level 3 were $41 million and $35 million, respectively, for the year ended December 31, 2012. Transfers into and out of Level 2 were $35 million and $41 million, respectively, for the year ended December 31, 2012. Transfers into Level 3 were principally for state and municipal bonds, corporate obligations, CDOs, other ABS and residential mortgage-backed agency securities where inputs, which are significant to their valuation, were unobservable during the year. These inputs include spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. Transfers out of Level 3 were principally for other ABS, corporate obligations, CDOs and residential mortgage-backed agency securities.

Transfers into and out of Level 3 were $13 million and $19 million, respectively, for the year ended December 31, 2011. Transfers into and out of Level 2 were $19 million and $13 million, respectively, for the year ended December 31, 2011. Transfers into Level 3 were principally for other ABS and residential mortgage-backed non-agency securities where inputs, which are significant to their valuation, became unobservable during the year. Transfers out of Level 3 were principally for other ABS and CDOs. These Level 2 inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs.

There were no transfers in or out of Level 1 during the years ended December 31, 2012 and 2011. All fair value hierarchy designations are made at the end of each accounting period.

There were no changes and no balances in Level 3 liabilities measured at fair value on a recurring basis for the years ended December 31, 2012 and 2011.

Note 7: Investments

National’s investments include debt and equity securities classified as AFS. Other invested assets designated as AFS are primarily comprised of money market funds.

The following tables present the amortized cost, fair value and corresponding gross unrealized gains/losses for AFS investments in National’s investment portfolios as of December 31, 2012 and 2011:

	December 31, 2012
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
U.S. Treasury and government agency	$318	$1	$(1)	$318
State and municipal bonds	1,142	74	(1)	1,215
Foreign governments	1	—	—	1
Corporate obligations	471	11	(2)	480
Mortgage-backed securities:
Residential mortgage-backed agency	888	17	—	905
Residential mortgage-backed non-agency	13	2	—	15
Commercial mortgage-backed	14	1	—	15
Asset-backed securities:
Collateralized debt obligations	13	—	—	13
Other asset-backed	55	2	—	57

Total fixed-maturity investments	2,915	108	(4)	3,019
Money market securities	85	—	—	85
Equity securities	7	—	—	7

Total AFS investments	$3,007	$108	$(4)	$3,111

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

	December 31, 2011
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
U.S. Treasury and government agency	$384	$3	$—	$387
State and municipal bonds	1,664	60	(3)	1,721
Corporate obligations	204	7	(4)	207
Mortgage-backed securities:
Residential mortgage-backed agency	1,132	47	—	1,179
Residential mortgage-backed non-agency	16	1	(2)	15
Commercial mortgage-backed	16	—	(1)	15
Asset-backed securities:
Collateralized debt obligations	10	—	—	10
Other asset-backed	55	1	—	56

Total fixed-maturity investments	3,481	119	(10)	3,590
Money market securities	300	—	—	300
Equity securities	6	—	(1)	5

Total AFS investments	$3,787	$119	$(11)	$3,895

The following table presents the distribution by contractual maturity of AFS fixed-maturity securities at amortized cost and fair value as of December 31, 2012. Contractual maturity may differ from expected maturity as borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$83	$83
Due after one year through five years	386	390
Due after five years through ten years	518	529
Due after ten years through fifteen years	238	251
Due after fifteen years	707	761
Mortgage-backed and asset-backed	983	1,005

Total fixed-maturity investments	$2,915	$3,019

Net unrealized gains (losses) reported in AOCI within National shareholder’s equity consisted of:

	As of December 31,
In millions	2012	2011
Gross unrealized gains	$108	$119
Gross unrealized losses	(4)	(11)

Total	104	108
Deferred income tax provision	36	38

Unrealized gains (losses), net	$68	$70

Deposited Securities

Fixed-maturity investments carried at fair value of $6 million as of December 31, 2012 and 2011 were on deposit with various regulatory authorities. These deposits are required to comply with state insurance laws.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

Impaired Investments

The following tables present the gross unrealized losses related to AFS investments as of December 31, 2012 and 2011.

	December 31, 2012
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
U.S. Treasury and government agency	$68	$(1)	$—	$—	$68	$(1)
State and municipal bonds	63	—	41	(1)	104	(1)
Corporate obligations	189	(2)	3	—	192	(2)
Mortgage-backed securities:
Residential mortgage-backed agency	172	—	—	—	172	—
Residential mortgage-backed non-agency	—	—	2	—	2	—
Commercial mortgage-backed	3	—	—	—	3	—
Asset-backed securities:
Collateralized debt obligations	1	—	4	—	5	—
Other asset-backed	4	—	—	—	4	—

Total fixed-maturity investments	500	(3)	50	(1)	550	(4)
Equity securities	1	—	1	—	2	—

Total	$501	$(3)	$51	$(1)	$552	$(4)

	December 31, 2011
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
U.S. Treasury and government agency	$200	$—	$—	$—	$200	$—
State and municipal bonds	163	(2)	96	(1)	259	(3)
Corporate obligations	71	(4)	—	—	71	(4)
Mortgage-backed securities:
Residential mortgage-backed agency	19	—	—	—	19	—
Residential mortgage-backed non-agency	7	(1)	2	(1)	9	(2)
Commercial mortgage-backed	8	(1)	—	—	8	(1)
Asset-backed securities:
Collateralized debt obligations	9	—	—	—	9	—
Other asset-backed	18	—	—	—	18	—

Total fixed-maturity investments	495	(8)	98	(2)	593	(10)
Equity securities	4	(1)	—	—	4	(1)

Total	$499	$(9)	$98	$(2)	$597	$(11)

With the weighting applied on the fair value of each security relative to the total fair value, the weighted average contractual maturity of securities in an unrealized loss position as of December 31, 2012 and 2011 was 16 and 14 years, respectively. As of December 31, 2012 and 2011, there were 27 and 26 securities, respectively, that were in an unrealized loss position for a continuous twelve month period or longer, of which the fair values of 7 and 5 securities, respectively, were below book value by more than 5%.

National has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolios were other-than-temporary considering the duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether National has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recoveries.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

Based on its evaluation, National determined that the unrealized losses on these securities were temporary in nature because its impairment analysis, including projected discounted future cash flows, indicated that National would be able to recover the amortized cost of impaired assets. National also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it will not have to sell these securities before recovery of their cost basis. In making this conclusion, National examined the cash flow projections for its investment portfolio, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management or other plans as of December 31, 2012 that would require the sale of impaired securities. On a quarterly basis, National re-evaluates the unrealized losses in its investment portfolios to determine whether an impairment loss should be realized in current earnings based on adverse changes in its expectation of cash flows and changes in its intent to sell securities.

Realized Gains and Losses

Realized gains and losses for the years ended December 31, 2012, 2011 and 2010 were primarily from the sale of AFS securities. The amount of gross realized gains and gross realized losses of AFS securities for the years ended December 31, 2012, 2011 and 2010 were as follows:

	Years Ended December 31,
In millions	2012	2011	2010
Gross realized gains	$107	$109	$58
Gross realized losses	(2)	(21)	(3)

Net(1)	$105	$88	$55

(1)—Included in the “Net gains (losses) on financial instruments at fair value and foreign exchange” line item on the consolidated statements of operations of National.

Note 8: Income Taxes

The provision for income taxes on income and shareholder’s equity consisted of:

	Years ended December 31,
In millions	2012	2011	2010
Current taxes:
Federal	$188	$167	$104
Deferred taxes:
Federal	(4)	—	37

Provision for income tax expense	184	167	141

Income taxes charged (credited) to shareholder’s equity:
Unrealized gains (losses) on investments	(1)	61	(28)
Out of period adjustments of deferred taxes	21	—	—
Exercise of stock options and vested restricted stock	—	—	(1)

Total income taxes charged (credited) to shareholder’s equity	20	61	(29)

Total effect of income taxes	$204	$228	$112

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Income Taxes (continued)

A reconciliation of the U.S. federal statutory tax rate of 35% to National’s effective income tax rate for the years ended December 31, 2012, 2011 and 2010 on continuing operations is presented in the following table:

	Years ended December 31,
	2012	2011	2010
Federal income tax computed at the statutory rate	35.0%	35.0%	35.0%
Impact to taxes resulting from:
Tax-exempt interest	(2.2)%	(6.3)%	(7.3)%
Other	0.5%	2.1%	0.2%

Effective tax rate	33.3%	30.8%	27.9%

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31, 2012 and 2011 are presented in the following table:

	As of December 31,
In millions	2012	2011
Deferred tax liabilities:
Deferred acquisition costs	$140	$177
Net unrealized gains in other comprehensive income	37	38
Unearned premium revenue	54	28
Other	50	—

Total gross deferred tax liabilities	281	243

Deferred tax assets:
Investments	49	—
Other	—	5

Total gross deferred tax assets	49	5

Net deferred tax liability	$232	$238

Out-of-Period Adjustment

During the fourth quarter of 2012, National completed a balance sheet focused analysis to enhance efficiency and accuracy with its deferred income tax balances, and as a result, identified errors to the current and deferred income tax balances. National evaluated the materiality of these errors in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 99, Materiality, and SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, and concluded that these errors, individually and in the aggregate, were immaterial to the year ended December 31, 2012 and all prior periods to which these errors relate. Accordingly, National recorded the impact of these adjustments in its consolidated financial statements as of and for the year ended December 31, 2012 by increasing the “Deferred income taxes, net” by $23 million, decreasing “Additional paid-in capital” by $21 million and decreasing “Net income (loss)” by $2 million. For the years ended December 31, 2011 and 2010, this adjustment would not have impacted “Net income (loss).”

Accounting for Uncertainty in Income Taxes

As of December 31, 2012 and 2011, National did not have any uncertain tax positions and corresponding interest or penalties related to income taxes. National is a member of MBIA Inc.’s consolidated U.S. tax group and its only income tax jurisdiction is the U.S. National also files premium and franchise taxes in various states. The Internal Revenue Service (“IRS”) has concluded its examination of MBIA Inc.’s consolidated income tax return for tax years 2004 through 2009. On January 12, 2012, the Joint Committee on Taxation notified MBIA Inc. that the results of the IRS field examination were reviewed and accepted.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Income Taxes (continued)

Tax Sharing Arrangement

National files its U.S. Corporation Income Tax Return as a member of MBIA Inc.’s consolidated group. National participates in a tax sharing agreement with MBIA Inc. under which it is allocated its share of consolidated tax liability or tax benefit, determined on a separate company basis. In the year ended December 31, 2012, National has, under the tax sharing agreement, made tax payments totaling $186 million which included a true up of the 2010 and 2011 tax liabilities, as well as current 2012 estimated tax liabilities. All payments are being placed in escrow by MBIA Inc. and will remain in escrow until the expiration of a two-year carryback period which would allow National to carryback a separate company tax loss and recover all or a portion of the escrowed funds.

Note 9: Insurance in Force

National’s insurance in force represents the aggregate amount of the insured principal of, and interest or other amounts owing on insured obligations. National’s ultimate exposure to credit loss in the event of nonperformance by the issuer of the insured obligation is represented by the insurance in force in the tables that follow.

The financial guarantees issued by National provide unconditional and irrevocable guarantees of the payment of the principal of, and interest or other amounts owing on, insured obligations when due. The obligations are generally not subject to acceleration, except that National may have the right, at its discretion, to accelerate insured obligations upon default or otherwise. The creditworthiness of each issuer of an insured obligation is evaluated prior to the issuance of insurance, and each insured obligation must comply with National’s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such funds or collateral would typically become National’s upon the payment of a claim by National.

National maintains underwriting guidelines based on those aspects of credit quality that it deems important for each category of obligation considered for insurance. These include economic and social trends, debt and financial management, adequacy of anticipated cash flow, satisfactory legal structure and other security provisions, viable tax and economic bases, adequacy of loss coverage and project feasibility. National also analyzes the historical and projected performance of pledged revenue and relevant financial covenants. Such guidelines are subject to periodic review by a risk oversight committee, which is responsible for establishing the criteria for National’s underwriting standards, as well as maintaining these standards in its insurance operations.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Insurance in Force (continued)

As of December 31, 2012, insurance in force, which represents principal and interest or other amounts owing on insured obligations, had an expected maturity range of 1 to 44 years. The distribution of insurance in force by geographic location as of December 31, 2012 and 2011, respectively, is presented in the following table:

	As of December 31,
In billions	2012		2011
Geographic Location	Insurance in Force	% of Insurance in Force	Insurance in Force	% of Insurance in Force
California	$104.4	19.7%	$124.6	19.0%
New York	47.8	9.0%	61.3	9.3%
Florida	36.7	6.9%	47.8	7.3%
Texas	33.9	6.4%	41.6	6.3%
Illinois	33.3	6.3%	41.2	6.3%
New Jersey	24.1	4.5%	30.3	4.6%
Michigan	17.6	3.3%	21.1	3.2%
Washington	15.9	3.0%	22.8	3.5%
Pennsylvania	14.5	2.7%	18.5	2.8%
Colorado	11.1	2.1%	13.5	2.1%

Subtotal	339.3	63.9%	422.7	64.4%
Nationally diversified	8.2	1.6%	8.5	1.3%
Other states	183.4	34.5%	225.4	34.3%

Total	$530.9	100.0%	$656.6	100.0%

The insurance in force by type of bond is presented in the following table:

	As of December 31,
In billions	2012		2011
Bond type	Insurance in Force	% of Insurance in Force	Insurance in Force	% of Insurance in Force
General obligation	$187.5	35.3%	$234.3	35.7%
General obligation—lease	41.7	7.9%	51.7	7.9%
Municipal utilities	97.1	18.3%	117.0	17.8%
Tax-backed	71.9	13.5%	86.3	13.1%
Transportation	52.1	9.8%	68.3	10.4%
Higher education	30.3	5.7%	36.9	5.6%
Health care	12.1	2.3%	16.9	2.6%
Military housing	19.0	3.6%	19.4	3.0%
Investor-owned utilities(1)	8.7	1.6%	11.5	1.8%
Municipal housing	7.2	1.4%	9.4	1.4%
Student loans	0.7	0.1%	2.1	0.3%
Other(2)	2.6	0.5%	2.8	0.4%

Total	$530.9	100.0%	$656.6	100.0%

(1)—Includes investor owned utilities, industrial development and pollution control revenue bonds.

(2)—Includes certain non-profit enterprises and stadium related financing.

National has entered into certain guarantees of derivative contracts, included in the preceding tables, which do not qualify for the financial guarantee scope exception under the provisions of fair value measurements and disclosures. National’s guarantees of derivative contracts, generally guaranteeing the interest rate swap obligations of public sector issuers, have a legal maximum maturity range of 1 to 35 years. In accordance with the guidance, the fair values of these guarantees as of December 31, 2012 and 2011 are recorded on National’s consolidated balance sheets as derivative liabilities, representing gross losses of $7 million and $9 million, respectively.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Insurance in Force (continued)

Ceded Exposure

Reinsurance enables National to cede exposure for purposes of syndicating risk and increasing its capacity to write new business while complying with its single risk and credit guidelines. When a reinsurer is downgraded by one or more of the rating agencies, less capital credit is given to National under rating agency models and the overall value of the reinsurance to National is reduced. National generally retains the right to reassume the business ceded to reinsurers under certain circumstances, including a reinsurer’s rating downgrade below specified thresholds.

The aggregate amount of insurance in force ceded by National directly to reinsurers under reinsurance agreements was $1 million and $4 million as of December 31, 2012 and 2011, respectively. Under National’s reinsurance agreement with MBIA Corp., if a reinsurer of MBIA Corp. is unable to pay claims ceded by MBIA Corp., National will assume liability for such ceded claim payments. As of December 31, 2012, the total amount of insurance in force for which National would be liable in the event that the reinsurers of MBIA Corp. were unable to meet their obligations is $3.6 billion. For FGIC policies assigned to National from MBIA Corp., National maintains the right to receive third-party reinsurance totaling $7.8 billion.

Premium Summary

The components of financial guarantee net premiums earned, including premiums assumed from and ceded to other companies, are presented in the following table:

	Years ended December 31,
In millions	2012	2011	2010
Net premiums earned:
Direct	$—	$—	$—
Assumed	476	424	425

Gross	476	424	425
Ceded	—	—	—

Net	$476	$424	$425

Note 10: Insurance Regulations and Dividends

National is subject to insurance regulations and supervision of the State of New York (its state of incorporation) and all U.S. and non-U.S. jurisdictions in which it is licensed to conduct insurance business. The extent of insurance regulation and supervision varies by jurisdiction, but New York and most other jurisdictions have laws and regulations prescribing minimum standards of solvency and business conduct, which must be maintained by insurance companies. Among other things, these laws prescribe permitted classes and concentrations of investments and limit both the aggregate and individual securities risks that National may insure on a net basis based on the type of obligations insured. In addition, some insurance laws and regulations require the approval or filing of policy forms and rates. National is required to file detailed annual financial statements with the NYSDFS and similar supervisory agencies in other jurisdictions in which it is licensed. The operations and accounts of National are subject to examination by regulatory agencies at regular intervals.

New York State insurance law (“NYIL”) regulates the payment of dividends by financial guarantee insurance companies and provides that such companies may not declare or distribute dividends except out of statutory earned surplus. Under NYIL, the sum of (i) the amount of dividends declared or distributed during the preceding 12-month period and (ii) the dividend to be declared may not exceed the lesser of (a) 10% of policyholders’ surplus, as reported in the latest statutory financial statements (b) 100% of adjusted net investment income for such 12-month period (the net investment income for such 12-month period plus the excess, if any, of net investment income over dividends declared or distributed during the two-year period preceding such 12-month period), unless the Superintendent of the NYSDFS approves a greater dividend distribution based upon a finding that the insurer will retain sufficient surplus to support its obligations.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 10: Insurance Regulations and Dividends (continued)

Effective January 1, 2010, National was granted a permitted practice by the NYSDFS to reset its unassigned surplus to zero. Previously, National had an unassigned surplus deficit principally as a result of the 2009 reinsurance transaction between National and MBIA Corp. The reset provides National with dividend capacity of $200 million and $142 million as of December 31, 2012 and 2011 respectively. National did not declare or pay any dividends in 2012 or 2011. In October 2010, the plaintiffs in the Transformation litigation initiated a court proceeding challenging the approval of the surplus reset. Refer to “Note 14: Commitments and Contingencies” for further information on the Transformation litigation. In connection with this court proceeding, National has agreed that it will not pay dividends during the current adjournment of the proceeding (i.e., through April 19, 2013). In addition, in connection with the approval by the NYSDFS of a release of excessive contingency reserves as December 31, 2011 by MBIA Insurance Corporation, MBIA Inc. has agreed that National will not pay dividends without the prior approval of the NYSDFS prior to July 19, 2013.

As a result of the establishment of National and the reinsurance of the MBIA Corp. and FGIC portfolios by National, National exceeded as of the closing date certain single and aggregate risk limits under NYIL. National obtained waivers of such limits from the NYSDFS. In connection with the waivers, National submitted a plan to the applicable insurance departments to achieve compliance with the applicable regulatory limits. Under the plan, it agreed not to write new financial guarantee insurance for certain issuers until it was in compliance with the applicable single risk limits and agreed to take commercially reasonable steps, including considering reinsurance, the addition of capital and other risk mitigation strategies, in order to comply with the regulatory single and aggregate risk limits. As a condition to granting the waiver, the NYSDFS required that, in addition to complying with these plans, upon written notice from the NYSDFS, National would cease writing new financial guarantee insurance if it were not in compliance with the risk limitation requirements by December 31, 2009. As of December 31, 2012 National has met the aggregate risk limit test but did not meet the single risk limit requirements. National continues to work with the NYSDFS to achieve compliance with the single risk limits.

Note 11: Statutory Accounting Practices

These financial statements have been prepared on a GAAP basis, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of National. Statutory accounting practices differ from GAAP in the following respects:

•

upfront premiums are earned on a statutory accounting principles (“SAP”) basis proportionate to the scheduled periodic maturity of principal and payment of interest (“debt service”) to the original total principal and interest insured. Additionally, under SAP, installment premiums are earned on a straight-line basis over each installment period generally one year or less. Under GAAP, National recognizes and measures premium revenue over the period of the contract in proportion to the amount of insurance protection provided. Upfront and installment premium revenue is measured by applying a constant rate to the insured principal amount outstanding in a given period to recognize a proportionate share of the premium received or expected to be received on a financial guarantee insurance contract. Additionally, under GAAP, installment premiums receivable are recorded at the present value of the premiums due or expected to be collected over the period of the insurance contract using a discount rate which reflects the risk-free rate at the inception of the contract;

•	acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;

•	fixed-maturity investments are generally reported at amortized cost rather than fair value;

•	a contingency reserve is computed on the basis of statutory requirements, and is not permitted under GAAP;

•

reserves for losses and LAE for financial guarantee and insured derivatives are established at present value for specific insured issues that are identified as currently or likely to be in default, net of insurance loss recoverables. Incurred losses and LAE are discounted by applying a discount rate equal to the yield-to-maturity of National’s fixed-income portfolio, excluding cash and cash equivalents and other investments not intended to defease long-term liabilities.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Statutory Accounting Practices (continued)

Under GAAP, a claim liability (loss reserve) is recognized for financial guarantees on a contract-by-contract basis when the present value of expected net cash outflows to be paid under the contract using a risk-free rate as of the measurement date exceeds the unearned premium revenue and is shown gross of insurance loss recoverables on paid losses which are reported as assets;

•

guarantees of derivatives are not recorded at fair value, while under GAAP, guarantees that do not qualify for the financial guarantee scope exception under accounting principles for derivative instruments and hedging activities are recorded at fair value;

•

changes in net deferred income taxes are recognized as a separate component of gains and losses in surplus. Under GAAP, changes in National’s net deferred income tax balances are either recognized as a component of net income or other comprehensive income depending on how the underlying pre-tax impact is reflected; and

•	certain assets designated as “non-admitted assets” are charged directly against surplus but are reflected as assets under GAAP.

The results of National determined in accordance with statutory accounting practices for the years ended December 31, 2012, 2011 and 2010 were net income of $416 million, $478 million and $409 million, respectively. Consolidated statutory policyholders’ surplus of National determined in accordance with statutory accounting practices as of December 31, 2012 and 2011 was $2.0 billion and $1.4 billion, respectively. In order to maintain its New York State financial guarantee insurance license, National is required to maintain a minimum of $65 million of policyholders’ surplus.

The following is a reconciliation of the GAAP shareholder’s equity of National to the statutory policyholders’ surplus of National:

	As of December 31,
In millions	2012	2011
National’s GAAP shareholder’s equity	$3,867	$3,522
Premium revenue recognition (financial guarantee)	(367)	(330)
Deferral of acquisition costs	(401)	(505)
Investments, including unrealized gains (losses)	(68)	(78)
Contingency reserve	(1,249)	(1,385)
Loss reserves	12	15
Deferred income tax liabilities, net	737	784
Derivative assets and liabilities	7	9
Non-admitted assets and other items	(539)	(608)

Statutory policyholders’ surplus	$1,999	$1,424

The statutory financial statements of National are presented on the basis of accounting practices prescribed or permitted by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual subject to any conflicts with state regulations, or where the state statutes or regulations are silent.

Note 12: Employee Benefits

MBIA Inc. maintains a pension plan in which National participates. The pension plan is a qualified non-contributory defined contribution pension plan to which National contributes 10% of each eligible employee’s annual compensation. Annual compensation for determining such contributions consists of base salary, and bonus, as applicable. Pension benefits vest over a five-year period with 20% vested after two years, 60% vested after three years, 80% vested after four years and 100% vested after five years. National funds the annual pension contribution by the following February of each applicable year. Pension expense related to the qualified pension plan for the years ended December 31, 2012, 2011 and 2010 was $571 thousand, $388 thousand and $871 thousand, respectively.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Employee Benefits (continued)

MBIA Inc. also maintains a qualified profit sharing/401(k) plan in which National participates. The plan is a voluntary contributory plan that allows eligible employees to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986, as amended. Employees may contribute, through payroll deductions, up to 25% of eligible compensation. National matches employee contributions up to the first 5% of such compensation and its contributions are made in the form of cash, whereby participants may direct the match to an investment of their choice. National’s contributions vest over a five-year period with 20% vested after two years, 60% vested after three years, 80% vested after four years and 100% vested after five years. Generally, a participating employee is entitled to distributions from the plan upon termination of employment, retirement, death or disability. Participants who qualify for distribution may receive a single lump sum, transfer the assets to another qualified plan or individual retirement account, or receive a series of specified installment payments. Profit sharing/401(k) expense related to the qualified profit sharing/401(k) plan for the years ended December 31, 2012, 2011 and 2010 was $228 thousand, $360 thousand and $345 thousand, respectively.

In addition to the above two plans, National also participates in MBIA Inc.’s non-qualified deferred compensation plan. Contributions to the above qualified plans that exceed limitations established by federal regulations are then contributed to the non-qualified deferred compensation plan. The non-qualified pension expense for the years ended December 31, 2012, 2011 and 2010 was $350 thousand, $255 thousand and $194 thousand, respectively. The non-qualified profit sharing/401(k) expense for the years ended December 31, 2012, 2011 and 2010 was $134 thousand, $108 thousand and $77 thousand, respectively.

National participates in the MBIA Inc. 2005 Omnibus Incentive Plan (the “Omnibus Plan”), as amended on May 7, 2009 and May 1, 2012. The Omnibus Plan may grant any type of an award including stock options, performance shares, performance units, restricted stock, restricted stock units and dividend equivalents. Following the effective date of the Omnibus Plan, no new options or awards were granted under any of the prior plans authorized by the MBIA Inc. shareholders.

The stock option component of the Omnibus Plan enables key employees to acquire shares of MBIA Inc. common stock. The stock option grants, which may be awarded every year, provide the right to purchase shares of MBIA Inc. common stock at the fair value of the stock on the date of grant. Options granted will either be Incentive Stock Options (“ISOs”), where they qualify under Section 422(a) of the Internal Revenue Code, or Non-Qualified Stock Options (“NQSOs”). ISOs and NQSOs are granted at a price not less than 100% of the fair value, defined as the closing price on the grant date, of MBIA Inc. common stock. Options are exercisable as specified at the time of grant depending on the level of the recipient (generally four or five years) and expire either seven or ten years from the date of grant (or shorter if specified or following termination of employment).

Under the restricted stock component of the Omnibus Plan, certain employees are granted restricted shares of MBIA Inc.’s common stock. These awards have a restriction period lasting three, four or five years depending on the type of award, after which time the awards fully vest. During the vesting period these shares may not be sold. Restricted stock may be granted to all employees.

In accordance with the accounting guidance for share-based payments, MBIA Inc. expenses the fair value of employee stock options and other forms of stock-based compensation. In addition, the guidance classifies share-based payment awards as either liability awards, which are remeasured at fair value at each balance sheet date, or equity awards, which are measured on the grant date and not subsequently remeasured. Generally, awards with cash-based settlement repurchase features or that are settled at a fixed dollar amount are classified as liability awards, and changes in fair value will be reported in earnings. Awards with net-settlement features or that permit a cashless exercise with third-party brokers are classified as equity awards and changes in fair value are not reported in earnings. MBIA Inc.’s long-term incentive plans include features which result in both liability and equity awards. For liability awards, MBIA Inc. remeasures these awards at each balance sheet date. In addition, the guidance requires the use of a forfeiture estimate. MBIA Inc. uses historical employee termination information to estimate the forfeiture rate applied to current stock-based awards.

MBIA Inc. maintains voluntary retirement benefits, which provide certain benefits to eligible employees of National upon retirement.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Employee Benefits (continued)

A description of these benefits is included in MBIA Inc.’s proxy statement. One of the components of the retirement program for those employees that are retirement eligible is to continue to vest all performance-based stock options and restricted shares beyond the retirement date in accordance with the original vesting terms and to immediately vest all outstanding time-based stock options and restricted share grants. The accounting guidance for share-based payments requires compensation costs for those employees to be recognized from the date of grant through the retirement eligible date, unless there is a risk of forfeiture, in which case the compensation cost is recognized in accordance with the original vesting schedule. Accelerated expense, if any, relating to this retirement benefit for both stock option awards and restricted stock awards has been included in the disclosed compensation expense amounts.

In accordance with the accounting guidance for share-based payments, MBIA Inc. valued all stock options granted using an option-pricing model. The value is recognized as an expense over the period in which the options vest. For the years ended December 31, 2012 and 2011, National had fully expensed its proportionate share of compensation cost for employee stock options in prior years and therefore had no 2012 or 2011 expense. National’s proportionate share of compensation cost for employee stock options for the year ended December 31, 2010, was a negative expense of $353 thousand. The negative expense during 2010 was due to the cancellation and expense reversal of forfeited stock option awards. National’s proportionate share of compensation cost for restricted stock awards was $268 thousand, $333 thousand and $122 thousand, respectively, for the years ended December 31, 2012, 2011 and 2010.

During 2011 and 2010, National granted deferred cash-based long-term incentive awards. No new grants were awarded during 2012. These grants have a vesting period of either three or five years, after which time the award fully vests. Payment is generally contingent upon the employee’s continuous employment with National through the payment date. The deferred cash awards are granted to employees from the vice-president level up. Compensation expense related to the deferred cash awards for the year ended December 31, 2012 was a negative expense of $277 thousand. The negative expense during 2012 was due to the cancellation and expense reversal of deferred cash awards. Compensation expense related to the deferred cash awards for the years ended December 31, 2011 and 2010 was $780 thousand and $619 thousand, respectively.

Note 13: Related Party Transactions

Related parties are defined as the following:

•

Affiliates of National: An affiliate is a party that directly or indirectly controls, is controlled by or is under common control with National. Control is defined as having, either directly or indirectly, the power to direct the management and operating policies of a company through ownership, by contract or otherwise.

•	Entities for which investments are accounted for using the equity method by National.

•	Trusts for the benefit of employees, such as pension and profit sharing trusts, that are managed by or under the trusteeship of management.

•	Principal owners of National defined as owners of record or known beneficial owners of more than 10% of the voting interests of National.

•

Management of National which includes persons who are responsible for achieving the objectives of National and who have the authority to establish policies and make decisions by which those objectives are to be pursued. Management normally includes members of the Board of Directors, the Chief Executive Officer, Chief Operating Officer, Vice President in charge of principal business functions and other persons who perform similar policymaking functions.

•

Members of the immediate families of principal owners of National and its management. This includes family members whom a principal owner or a member of management might control or influence or by whom they may be controlled or influenced because of the family relationship.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Related Party Transactions (continued)

•

Other parties with which National may deal if one party controls or can significantly influence the management or policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

•

Other parties that can significantly influence the management or policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to the extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

In February 2009, National and MBIA Corp. entered into a quota share reinsurance agreement effective January 1, 2009 pursuant to which MBIA Corp. ceded all of its U.S. public finance exposure to National and into an assignment agreement under which MBIA Corp. assigned its rights and obligations with respect to the U.S. public finance business that MBIA Corp. had assumed from FGIC. Refer to “Note 1: Business Developments, Risks and Uncertainties, and Liquidity” for further information on the reinsurance and assignment agreement. Refer to “Note 9: Insurance in Force” for further information on the exposure transferred to National under the reinsurance and assignment agreement.

Optinuity Alliance Resources (“Optinuity”), created in the first quarter of 2010, provides support services such as management, legal, accounting, treasury and information technology, among others, to MBIA Inc. and other subsidiaries including National on a fee-for-service basis. The services fees charged to National by Optinuity and other affiliates were $25 million, $26 million and $22 million, respectively, for the years ended December 31, 2012, 2011 and 2010.

National is a party to the MBIA Tax Sharing Agreement and as of December 31, 2012, National has made several tax payments under this agreement during 2012. Refer to “Note 8: Income Taxes” for further detail.

National’s investment portfolio is managed by Cutwater Investors Services Corp. (“Cutwater-ISC”), a wholly-owned subsidiary of MBIA Inc., which provides fixed-income investment management services for MBIA Inc. and its affiliates, as well as third-party institutional clients. Prior to January 2011, National’s investment portfolio was managed by Cutwater Asset Management Corp. (“Cutwater-AMC”), which was assigned to Cutwater-ISC, in January 2011. For the years ended December 31, 2012, 2011 and 2010, Cutwater-ISC and Cutwater-AMC charged fees of $7 million, $7 million and $6 million, respectively to National based on the performance of its investment portfolio.

In the first quarter of 2009, National entered into an agreement with MBIA Inc. whereby National held securities under agreements to resell and under an agreement to repurchase $481 million and $1.3 billion as of December 31, 2012 and 2011, respectively. These agreements reset on a quarterly basis. The interest income and expense related to these agreements were $7 million and $3 million, respectively, for the year ended December 31, 2012; $10 million and $5 million, respectively, for the year ended December 31, 2011; and $12 million and $5 million, respectively, for the year ended December 31, 2010. Refer to “Note 1: Business Developments, Risks and Uncertainties, and Liquidity” for further detail.

In December 2011, National entered into a secured lending agreement with MBIA Insurance Corporation under which National loaned MBIA Insurance Corporation $1.1 billion at a fixed annual interest rate of 7% and with a maturity date of December 2016. During 2012, MBIA Insurance Corporation borrowed an additional $443 million under the National Secured Loan with the approval of the NYSDFS at the same terms as the original loan to fund additional commutations of its insurance policies. MBIA Insurance Corporation has the option to defer payments of interest when due by capitalizing interest amounts to the loan balance, subject to the collateral value exceeding certain thresholds. MBIA Insurance Corporation has elected to defer the interest payments due under the loan. Interest income attributable to this agreement totaled approximately $103 million and $4 million, respectively, for the years ended December 31, 2012 and 2011. As of December 31, 2012 and 2011, the amount outstanding under this secured loan was $1.7 billion and $1.1 billion, respectively. Refer to “Note 1: Business Developments, Risks and Uncertainties, and Liquidity” for further detail.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 13: Related Party Transactions (continued)

National conducts its real estate operations by leasing property through its wholly-owned subsidiary, NREHA. In March of 2010, NREHA entered into lease agreements with certain of its affiliates including MBIA Corp., Cutwater-AMC, and Optinuity. The rental income related to these lease agreements was $6 million, $6 million and $5 million, respectively, for the years ended December 31, 2012, 2011 and 2010.

As of December 31, 2012 and 2011, there were $9 million, and $14 million, respectively of receivables to MBIA Inc. and other subsidiaries included in other assets. As of December 31, 2012 and 2011, there was an immaterial amount, and $1 million, respectively of payables to MBIA Inc. and other subsidiaries included in other liabilities.

National had no loans outstanding to any executive officers or directors in 2012 and 2011.

Note 14: Commitments and Contingencies

In the normal course of operating its business, National may be involved in various legal proceedings. Additionally, MBIA Inc. together with its subsidiaries (“MBIA”) may be involved in various legal proceedings that directly or indirectly impact National.

MBIA has received subpoenas or informal inquiries from a variety of regulators, including the Securities and Exchange Commission, the Securities Division of the Secretary of the Commonwealth of Massachusetts, the Attorney General of the State of California, and other states’ regulatory authorities, regarding a variety of subjects, including soft capital instruments, disclosures made by MBIA to underwriters and issuers of certain bonds, disclosures regarding MBIA’s structured finance exposure, MBIA’s communications with rating agencies, and the methodologies used by rating agencies for determining the credit rating of municipal debt. MBIA is cooperating fully with each of these regulators and is in the process of satisfying all such requests. MBIA may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

Transformation Litigation

On May 13, 2009, a complaint was filed in the New York State Supreme Court against MBIA, MBIA Corp. and National, entitled ABN AMRO Bank N.V. et al. v. MBIA Inc. et al. The plaintiffs, a group of domestic and international financial institutions, purport to be acting as holders of insurance policies issued by MBIA Corp. directly or indirectly guaranteeing the repayment of structured finance products. The complaint alleges that certain of the terms of the transactions entered into by MBIA, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances and a breach of the implied covenant of good faith and fair dealing under New York law. The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions, (b) declaring that the Transactions constituted a fraudulent conveyance, (c) declaring that MBIA and National are jointly and severally liable for the insurance policies issued by MBIA Corp., and (d) ordering damages in an unspecified amount. On February 17, 2010, the court denied defendants’ motion to dismiss. Sixteen of the original eighteen plaintiffs have dismissed their claims, several of which dismissals were related to the commutation of certain of their MBIA-insured exposures.

On June 15, 2009, the same group of eighteen domestic and international financial institutions who filed the above described plenary action in New York State Supreme Court filed a proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled ABN AMRO Bank N.V. et al. v. Eric Dinallo, in his capacity as Superintendent of the New York State Insurance Department, the New York State Insurance Department, MBIA Inc. et al. The petition seeks a judgment (a) declaring void and to annul the approval letter of the Superintendent of the Department of Insurance, (b) to recover dividends paid in connection with the Transactions, and (c) declaring that the approval letter does not extinguish plaintiffs’ direct claims against MBIA in the plenary action described above. MBIA and the New York State Insurance Department filed their answering papers to the Article 78 Petition on November 24, 2009 and argued that based on the record and facts, approval of Transformation and its constituent transactions was neither arbitrary nor capricious nor in violation of NYIL. The Article 78 hearing concluded on June 7, 2012. A decision is pending. Sixteen of the original eighteen plaintiffs have dismissed their claims, several of which dismissals were related to the commutation of certain of their MBIA-insured exposures.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 14: Commitments and Contingencies (continued)

On September 10, 2012, CQS ABS Master Fund Ltd., CQS Select ABS Master Fund Ltd., and CQS ABS Alpha Master Fund Ltd. as holders of MBIA-insured residential mortgage-backed bonds filed suit against MBIA Inc., MBIA Insurance Corporation and National Public Finance Guarantee Corp. The complaint alleges that certain of the terms of the transactions entered into by MBIA Corp., which were approved by the New York State Department of Insurance, constituted fraudulent conveyances under §§ 273, 274, 276 and 279(c) of New York Debtor and Creditor Law and a breach of the implied covenant of good faith and fair dealing under New York common law. MBIA filed its answer on October 19, 2012.

On November 9, 2012, certain holders of MBIA Corp.’s perpetual preferred shares filed a complaint in New York State Supreme Court, New York County titled Broadbill Partners LP et al. v. MBIA Inc. et al. alleging harm in connection with (i) MBIA Corp.’s exercise of put options in or around November 2008 pursuant to put option agreements with certain custodial trusts (i.e., North Castle Custodial Trusts I through North Castle Custodial Trust VIII), (ii) MBIA’s February 2009 Transformation and (iii) the August 2011 meeting of preferred stockholders to elect directors. Plaintiffs allege twenty-one causes of action including breach of contract, unjust enrichment, constructive and resulting trust, recession, breach of the covenant of good faith and fair dealing, declaratory relief, fraud, intentional interference with contract, violations of NYIL and New York Debtor and Creditor Law, and joint and several liability. On January 15, 2013, MBIA filed its motion to dismiss.

On October 22, 2010, a similar group of domestic and international financial institutions who filed the above described Article 78 proceeding and related plenary action in New York State Supreme Court filed an additional proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled Barclays Bank PLC et. al. v. James Wrynn, in his capacity as Superintendent of the New York State Insurance Department, the New York State Insurance Department, MBIA Inc. et al. This petition challenges the New York State Insurance Department’s June 22, 2010 approval of National’s restatement of earned surplus. The proceeding is currently stayed through April 19, 2013.

Corporate Litigation

On December 13, 2012, Bank of America filed a complaint against MBIA Inc. and The Bank of New York Mellon, as Indenture Trustee in New York State Supreme Court, County of Westchester, alleging MBIA’s consent solicitation completed on November 26, 2012, resulting in amendments to the indentures governing five series of MBIA Inc.’s notes, tortiously interfered with Bank of America’s November 13, 2012 tender offer to buy all of MBIA Inc.’s 5.7% senior notes due 2034. On January 8, 2013, MBIA filed a motion to transfer venue to New York State Supreme Court, New York County and the briefing was completed on January 31, 2013. On February 19, 2013, Bank of America filed an amended complaint.

On February 7, 2013, MBIA filed a complaint for declaratory and injunctive relief against Bank of America Corp. and Blue Ridge Investments, L.L.C. in New York State Supreme Court, County of Westchester. The complaint seeks, among other things, a declaration that amendments to indentures and/or the issuance of supplemental indentures governing five series of MBIA Inc.’s notes that resulted from the MBIA’s consent solicitation completed on November 26, 2012, were valid and properly effectuated and did not give rise to an event of default under the Senior Indenture dated as of November 24, 2004 between MBIA Inc. and the Bank of New York, as Trustee.

On July 23, 2008, the City of Los Angeles filed a complaint in the Superior Court of the State of California, County of Los Angeles, against a number of financial guarantee insurers, including MBIA. At the same time and subsequently, additional complaints against MBIA and nearly all of the same co-defendants were filed various municipal entities and quasi-municipal entities, mostly in California. These cases are part of a coordination proceeding in Superior Court, San Francisco County, before Judge Richard A. Kramer, referred to as the Ambac Bond Insurance Cases, which name as defendants MBIA, Ambac Assurance Corp., Syncora Guarantee, Inc. f/k/a XL Capital Assurance Inc., Financial Security Assurance, Inc., Assured Guaranty Corp., Financial Guaranty Insurance Company, and CIFG Assurance North America, Inc., Fitch Inc., Fitch Ratings, Ltd., Fitch Group, Inc., Moody’s Corporation, Moody’s Investors Service, Inc., The McGraw-Hill Companies, Inc., and Standard & Poor’s Corporation.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 14: Commitments and Contingencies (continued)

In August 2011, plaintiffs filed amended versions of their respective complaints. The claims allege participation by all defendants in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and not-for-profit issuers and thus created market demand for bond insurance. Plaintiffs also allege that the individual bond insurers participated in risky financial transactions in other lines of business that damaged each bond insurer’s financial condition (thereby undermining the value of each of their guaranties), and each failed to adequately disclose the impact of those transactions on their financial condition. In addition to the statutory antitrust claim, plaintiffs assert common law claims of breach of contract and fraud against MBIA and the other monoline defendants. The non-municipal plaintiffs also allege a California unfair competition cause of action. On May 1, 2012, the court ruled in favor of the monoline defendants on their special motion to strike pursuant to California’s Anti-SLAPP statute. A hearing on the motion is scheduled for March 12, 2013.

On July 23, 2008, the City of Los Angeles filed a separate complaint in the Superior Court, County of Los Angeles, naming as defendants MBIA and other financial institutions, and alleging fraud and violations of California’s antitrust laws through bid-rigging in the sale of guaranteed investment contracts and what plaintiffs call “municipal derivatives” to municipal bond issuers. The case was removed to federal court and transferred by order dated November 26, 2008, to the Southern District of New York for inclusion in the multidistrict litigation In re Municipal Derivatives Antitrust Litigation, M.D.L. No. 1950. Complaints making the same allegations against MBIA and nearly all of the same co-defendants were then, or subsequently, filed by various municipal entities and quasi-municipal entities, mostly in California, and three not-for-profit retirement community operators. These cases have all been added to the multidistrict litigation. Plaintiffs in all of the cases assert federal and either California or New York state antitrust claims. As of May 31, 2011, MBIA has answered all of the existing complaints.

On March 12, 2010, the City of Phoenix, Arizona filed a complaint in the United States District Court for the District of Arizona against MBIA Corp., Ambac Assurance Corp. and Financial Guaranty Insurance Company relating to insurance premiums charged on municipal bonds issued by the City of Phoenix between 2004 and 2007. Plaintiff’s complaint alleges pricing discrimination under Arizona insurance law and unjust enrichment.

On April 5, 2010, Tri-City Healthcare District, a California public healthcare legislative district, filed a complaint in the Superior Court of California, County of San Francisco, against MBIA, MBIA Corp., National, certain MBIA employees (collectively for this paragraph, “MBIA”) and various financial institutions and law firms. Tri-City subsequently filed five amended complaints. The Fifth Amended Complaint, filed on March 7, 2012, purports to state seven causes of action against MBIA for, among other things, fraud, negligent misrepresentation, breach of contract and violation of the Business and Professions Code arising from Tri-City Healthcare District’s investment in auction rate securities. MBIA filed its answer on November 26, 2012.

MBIA and National are defending against the aforementioned actions and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on National’s ability to implement its strategy and on its business, results of operations and financial condition. At this stage of the litigation, there has not been a determination as to the amount, if any, of damages. Accordingly, National is not able to estimate any amount of loss or range of loss.

There are no other material lawsuits pending or, to the knowledge of National, threatened, to which National is a party.

Note 15: Subsequent Events

Refer to “Note 14: Commitments and Contingencies” for information about legal proceedings that developed after December 31, 2012.